UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2009

AUTOZONE, INC.
 (Exact name of registrant as specified in its charter)

Nevada	1-10714	62-1482048
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 South Front Street Memphis, Tennessee	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 495-6500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination Of A Material Definitive Agreement.

On August 27, 2009, AutoZone, Inc. (“AutoZone”) prepaid the outstanding obligations under its Credit Agreement dated as of December 23, 2004 among AutoZone, the several lenders from time to time parties thereto, Bank of America, N.A. as Administrative Agent and Wachovia Bank, National Association as Syndication Agent, as amended by that First Amendment to Credit Agreement dated as of May 5, 2006, and as further amended by that Second Amendment to Credit Agreement dated as of August 3, 2007 (collectively, the “Term Loan Agreement”).

The Term Loan Agreement, in the principal amount of $300 million, was scheduled to expire in December 2009. Borrowings under the Term Loan Agreement bore interest at fluctuating rates which, at AutoZone’s election, were tied to Bank of America’s prime lending rate or a Eurodollar rate. The Term Loan Agreement was subject to customary covenants and conditions, including affirmative, negative and financial covenants. No prepayment or early termination penalties were incurred.

Also on August 27, 2009, AutoZone terminated the interest rate swap agreement it entered on December 29, 2004, to effectively fix the interest rate of the borrowings under the Term Loan Agreement.

AutoZone has other commercial relationships with certain parties to the Term Loan Agreement. From time to time, several of the lenders or their affiliates furnish general financing and banking services to AutoZone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOZONE, INC.

By: /s/ William T. Giles
William T. Giles
Chief Financial Officer, Executive Vice President, Information Technology and Store Development

Dated: August 27, 2009